UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2014

HUDSON GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

560 Lexington Avenue
New York, NY 10022
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (212) 351-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.05.	Costs Associated with Exit or Disposal Activities.

In April 2014, Hudson Global, Inc. (the “Company”) engaged AlixPartners, LLP, (“AlixPartners”) to assist management in a comprehensive assessment of the Company’s organization and operations. In July 2014, in conjunction with the AlixPartners review, the Company's Board of Directors (the “Board”) approved a program to restructure and realign the Company's cost base with current and anticipated future market conditions. At that time, the Board approved a $7,000,000 plan of reorganization at the regional and corporate level (the “2014 Plan”), with such charge to be increased as appropriate depending on the timing of other strategic actions, such as the sale of the Company's Legal eDiscovery business and formulation of action plans. Following the sale of the Company’s Legal eDiscovery business in November 2014, the Company determined that additional restructuring actions were appropriate to align the Company’s cost base with its operations. Accordingly, on December 13, 2014, the Board approved an increase of $4,100,000 (all of which will result in future cash expenditures) for additional actions under the 2014 Plan, consisting of actions for optimizations of existing real estate, including approximately $2,500,000 for exiting certain real estate related to the Company’s former Legal eDiscovery business which is expected to be recorded as discontinued operations. The Company expects to substantially complete these additional actions by the third quarter of 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON GLOBAL, INC.

Date:	December 18, 2014	By:	/s/ STEPHEN A. NOLAN
Stephen A. Nolan
Executive Vice President, Chief Financial
Officer and Controller

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